Exhibit 99.3

RIVIERA RESOURCES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On November 22, 2019, Riviera Resources, Inc., (“Riviera” or the “Company”) completed the sale of its interests in remaining properties located in the Hugoton Basin (the “Hugoton Basin Assets Sale”) to Scout Energy Group V, LP (the “Buyer”) under a Purchase and Sale Agreement dated August 28, 2019, for a purchase price of approximately $286 million. During the year ended December 31, 2019, the Company recorded a noncash impairment charge of approximately $100 million to reduce the carrying value of these assets to fair value.

In connection with the Hugoton Basin Assets Sale, the Buyer also acquired the Company’s interests in Mayzure, LLC (“Mayzure”), including a term overriding royalty interest in helium produced from certain oil and natural gas properties in the Hugoton Basin that Riviera contributed to Mayzure in March 2019 (the “VPP Interests”). On March 20, 2019, Mayzure issued 5.16% senior secured notes in the amount of approximately $82 million, due September 20, 2028, (the “Mayzure Notes”), which were secured by the VPP interests. Neither Riviera, nor any of its subsidiaries other than Mayzure, guaranteed the Mayzure Notes. In consideration for the distribution of the VPP Interests, Mayzure contributed the net proceeds from the issuance of the Mayzure Notes to Riviera. Financing fees and expenses of approximately $3 million were incurred in connection with the Mayzure Notes and the Company made repayments of approximately $7 million.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31 2019, gives effect to the Hugoton Basin Assets Sale as if it had been completed as of January 1, 2019.

The following unaudited pro forma condensed consolidated financial statement was derived from the historical consolidated financial statements of the Company. The unaudited pro forma condensed consolidated financial statement is presented for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the transactions reflected therein had occurred on the date indicated, nor is such financial statement necessarily indicative of the Company’s results of operations in future periods. The pro forma condensed consolidated financial statement does not include realization of cost savings expected to result from such transaction. The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed consolidated financial statement are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information should also be read in conjunction with the Company’s historical financial statements and the notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2019.

The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that effect the reported amounts of revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma condensed consolidated financial information does not purport to represent what the actual results of operations would have been had the transaction occurred on the date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed financial information reflect estimates and assumptions that Company management believes to be reasonable.

RIVIERA RESOURCES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share amounts)

	Riviera Resources, Inc. Historical	Pro Forma Adjustments		Riviera Resources, Inc. Pro-Forma
Revenues and other:
Oil, natural gas and natural gas liquids sales	$236,053	$(80,801)	(a)	$155,252
Gains on commodity derivatives	10,091	—		10,091
Marketing revenues	214,280	(49,639)	(a) (b)	164,641
Other revenues	19,355	(18,204)	(a)	1,151

	479,779	(148,644)		331,135

Expenses:
Lease operating expenses	77,719	(21,976)	(a)	55,743
Transportation expenses	64,149	(45,461)	(a)	18,688
Marketing expenses	166,651	(37,786)	(a)	128,865
General and administrative expenses	61,671	—		61,671
Exploration costs	5,122	—		5,122
Depreciation, depletion and amortization	77,089	(22,020)	(c)	55,069
Impairment of assets held for sale and long-lived assets	208,376	(99,792)	(d)	108,584
Taxes, other than income taxes	15,374	(9,252)	(a)	6,122
Gains on sale of assets and other, net	(20,743)	—		(20,743)

	655,408	(236,287)		419,121

Other income and (expenses):
Interest expense, net of amounts capitalized	(6,997)	3,166	(e)	(3,831)
Other, net	(444)	(19)	(e)	(463)

	(7,441)	3,147		(4,294)

Reorganization items, net	13,359	—		13,359

Loss from continuing operations before income taxes	(169,711)	90,790		(78,921)
Income tax expense	127,859	(10,633)	(f)	117,226

Loss from continuing operations	(297,570)	101,423		(196,147)
Income from discontinued operations, net of income taxes	3,824	—		3,824

Net loss	$(293,746)	$101,423		$(192,323)

Income (loss) per share:
Loss from continuing operations per share – basic and diluted	$(4.71)			$(3.11)

Income from discontinued operations per share – basic and diluted	$0.06			$0.06

Net loss per share – basic and diluted	$(4.65)			$(3.05)

Weighted average shares outstanding – basic	63,118			63,118

Weighted average shares outstanding – diluted	63,118			63,118

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

RIVIERA RESOURCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Historical Riviera Resources, Inc.

These amounts represent the Company’s condensed consolidated historical statement of operations. Amounts for the year ended December 31, 2019, were derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The historical condensed consolidated statement of operations has been adjusted in the unaudited pro forma condensed consolidated statement of operations to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) expected to have a continuing impact on results of operations.

Pro Forma Adjustments

(a)	Reflects the elimination of revenues and direct operating expenses associated with the Hugoton Basin Assets Sale.

(b)	Reflects the elimination of revenues, including helium revenues, from the VPP Interests.

(c)	Reflects a reduction of depreciation, depletion and amortization expense as a result of the Hugoton Basin Assets Sale.

(d)	Reflects the noncash impairment charge recorded to reduce the carrying value of the assets sold in the Hugoton Basin Assets Sale to fair value.

(e)	Reflects the elimination of interest expense and interest income associated with the Mayzure Notes.

(f)	Reflects the elimination of income tax expense associated with recording a full valuation allowance against deferred tax assets included in the Hugoton Basin Assets Sale.

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